Exhibit 99.1

NEWS RELEASE

42 E. Lancaster Avenue Paoli, Pennsylvania 19301 | 610-644-9400 | http://ir.malvernbancorp.com

Investor Contacts:

Joseph D. Gangemi

Corporate Investor Relations

610-695-3676

Investor Relations Contact:

Ronald Morales

610-695-3646

Malvern Bancorp, Inc. Reports Third Fiscal Quarter 2021 Operating Results

PAOLI, PA., August 9, 2021 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), the parent company of Malvern Bank, National Association (the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2021. Net income amounted to $1.6 million, or $0.21 per fully diluted common share, compared with net income of $1.5 million, or $0.19 per fully diluted common share, for the quarter ended June 30, 2020. The increases in net income and diluted earnings per share from the third quarter of 2020 were primarily due to an increase in net interest income and other income. Annualized return on average assets (“ROAA”) was 0.53 percent for the quarter ended June 30, 2021, compared to 0.47 percent for the quarter ended June 30, 2020, and annualized return on average equity (“ROAE”) was 4.35 percent for the quarter ended June 30, 2021, compared with 4.06 percent for the quarter ended June 30, 2020.

For the nine months ended June 30, 2021, net income amounted to $6.1 million, or $0.81 per fully diluted common share, compared with net income of $4.1 million, or $0.54 per fully diluted common share, for the nine months ended June 30, 2020. Annualized ROAA was 0.67 percent for the nine months ended June 30, 2021, compared to 0.45 percent for the nine months ended June 30, 2020, and annualized ROAE was 5.61 percent for the nine months ended June 30, 2021, compared with 3.85 percent for the nine months ended June 30, 2020.

“Our third quarter results reflect solid core earnings and our continuing efforts to improve our margin.  We anticipate that these efforts, along with economic conditions that we hope will continue to improve going forward, should contribute to stronger operating results.  Our top priority for the coming quarters remains improving our overall asset quality metrics and a focus on expense reduction,” commented Anthony C. Weagley, President and Chief Executive Officer.

Statement of Income Highlights at June 30, 2021

•

Net interest margin (“NIM”) increased to 2.70 percent for the quarter ended June 30, 2021, compared to 2.28 percent for the prior year’s quarter ended June 30, 2020. The increase was driven by the reduction in interest expense, partially offset by a decrease in interest-earning assets. On a linked quarter basis, NIM increased 0.16 percent to 2.70 percent; the linked quarter increase was driven by reductions in rates paid on deposits.

•

Net interest income increased $923,000, or 4.5 percent, for the nine months ended June 30, 2021 compared to the nine months ended June 30, 2020. The increase in net interest income was due primarily to a reduction in cost of interest-bearing deposits. Net interest income increased $327,000 compared to the sequential quarter ended March 31, 2021.

•

Net other real estate owned (“OREO”) expensed increased $806,000 for the quarter ended June 30, 2021, compared to the quarter ended June 30, 2020. The increase in OREO expense was due to the company’s $835,000 adjustment of value of the one commercial real estate property based on the ongoing monitoring and evaluation of current economic conditions.

•

The Company did not record a provision for loan losses during the three-month period ended June 30, 2021 or the sequential quarter ended March 31, 2021. For the nine months ended June 30, 2021, provision for loan losses was $550,000, or $2.7 million less than the $3.2 million provision recorded for the nine months ended June 30, 2020.

Linked Quarter Financial Ratios (unaudited)

As of or for the quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Return on average assets (1)	0.53%	0.73%	0.74%	(1.15%)	0.47%
Return on average equity (1)	4.35%	6.14%	6.38%	(9.54%)	4.06%
Net interest margin (1)	2.70%	2.54%	2.62%	2.38%	2.28%
Loans / deposits ratio	104.84%	108.14%	111.33%	116.62%	117.93%
Shareholders’ equity / total assets	12.50%	12.09%	11.73%	11.64%	11.88%
Efficiency ratio (2)	73.6%	63.5%	58.3%	61.5%	66.7%
Book value per common share	$19.44	$19.17	$18.83	$18.47	$18.86

(1)	Annualized.
(2)	Included impact of $835,000 OREO valuation adjustment in the quarter ended June 30, 2021. Without valuation adjustment, efficiency ratio is 63.1% for the quarter ended June 30, 2021.

Linked Quarter Income Statement Data

(unaudited) (in thousands, except share and per share data)

For the quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Net interest income	$7,129	$6,802	$7,304	$6,720	$6,631
Provision for loan losses	-	-	550	7,400	435
Net interest income after provision for loan losses	7,129	6,802	6,754	(680)	6,196
Other income	793	1,167	1,224	692	389
Other expense	5,832	5,063	4,972	4,558	4,684
Income (loss) before income tax expense	2,090	2,906	3,006	(4,546)	1,901
Income tax expense (benefit)	489	682	733	(1,043)	447
Net income (loss)	$1,601	$2,224	$2,273	$(3,503)	$1,454
Earnings (loss) per common share
Basic	$0.21	$0.30	$0.30	$(0.46)	$0.19
Diluted	$0.21	$0.30	$0.30	$(0.46)	$0.19
Weighted average common shares outstanding
Basic	7,545,371	7,529,408	7,525,808	7,522,199	7,538,375
Diluted	7,546,200	7,530,151	7,526,376	7,522,360	7,538,375

Net Interest Income

Net interest income was $7.1 million for the quarter ended June 30, 2021, an increase of $498,000, or 7.51 percent, from $6.6 million for the quarter ended June 30, 2020. For the quarter ended June 30, 2021, NIM increased by 42 basis points to 2.70 percent, as compared to 2.28 percent for the quarter ended June 30, 2020. This increase was primarily driven by a reduction in interest expense as the cost of interest-bearing deposits decreased by 68 basis points compared to the quarter ended June 30, 2020. The cost of interest-bearing liabilities decreased by 60 basis points compared to the quarter ended June 30, 2020.

Net interest income was $21.2 million for the nine months ended June 30, 2021, an increase of $923,000, or 4.5 percent, from $20.3 million for the nine months ended June 30, 2020. For the nine months ended June 30, 2021, NIM increased by 34 basis points to 2.62 percent, as compared to 2.28 percent for the nine months ended June 30, 2020. Consistent with the current quarter, this increase was primarily driven by the 72 basis point decrease in cost of interest-bearing deposits compared to the nine months ended June 30, 2020. The cost of borrowings decreased by 18 basis points compared to the nine months ended June 30, 2020. The cost of interest-bearing liabilities decreased by 66 basis points compared to the nine months ended June 30, 2020.

Interest Income

For the quarters ended June 30, 2021 and June 30, 2020, total interest income was $9.4 million and $10.5 million, respectively. The average yield on interest-earning assets declined 4 basis points when compared to the same period in 2020. Total interest income fell for the three months ended June 30, 2021, compared to the three months ended June 30, 2020, due to the decrease in loan balances and the overall average yield on loans.

For the nine months ended June 30, 2021, total interest income was $29.6 million, a decrease of $4.4 million or 13.0 percent, from $34.0 million for the nine months ended June 30, 2020. The average yield on interest-earning assets declined 16 basis points when compared to the same period in 2020. Total interest income fell for the nine months ended June 30, 2021, compared to the nine months ended June 30, 2020, primarily due to an overall decrease in rates.

Interest Expense

For the quarter ended June 30, 2021, interest expense decreased by $1.6 million, or 40.8 percent, to $2.3 million, compared to $3.9 million for the quarter ended June 30, 2020. The decrease in interest expense is primarily attributable to rate related factors, as the average rate on interest-bearing liabilities fell 60 basis points compared to the quarter ended June 30, 2020. This decline is reflected in a 68 basis point decrease in the rate on interest-bearing deposits.

Total interest expense decreased by $5.3 million, or 39.1 percent, to $8.3 million for the nine months ended June 30, 2021, compared to $13.7 million for the nine months ended June 30, 2020. The decrease in interest expense on deposits is primarily attributable to rate related factors. The annualized average rate on total interest-bearing liabilities decreased to 1.10 percent for the nine months ended June 30, 2021, from 1.76 percent for the nine months ended June 30, 2020. This decrease primarily reflects a decrease in the average rate of interest-bearing deposits of 0.72 percent and a decrease in the average rate of borrowings of 0.18 percent. The decrease in the average rate of interest-bearing deposits consisted of a 0.72 percent decrease in the average rate of certificates of deposit, a 0.68 percent decrease in the average rate of money market accounts and a 0.66 percent decrease in average rate of other interest-bearing deposit accounts.

Other Income

Other income increased $404,000 during the quarter ended June 30, 2021 compared to the quarter ended June 30, 2020.  The increase in other income was primarily due to increases of $164,000 in net gains on sale of investments, $149,000 in service charges and other fees and $54,000 in net gains on sale of loans.  The net gain on sale of investments resulted from managing and optimizing portfolio activity in the ordinary course of business.  The increase in service charges and other fees was due to approximately $75,000 in prepayment penalties and $54,000 of increased service charges.  The gain on sale of loans was a result of a strategic effort to originate and sell residential loans in this low interest rate environment.

For the nine months ended June 30, 2021, total other income increased $1.4 million compared to the same period in 2020. This increase was primarily a result of a $729,000 increase in net gains on sale of loans and a $598,000 increase in net gains on sale of investments.

Other Expense

Other expense for the quarter ended June 30, 2021 increased $1.1 million when compared to the quarter ended June 30, 2020. The increase was primarily due to an increase of $806,000 in net OREO expense.  This increase was the result of the ongoing monitoring and evaluation of our one OREO property value and is reflective of current economic and market conditions.  In addition, professional fees increased $317,000 mainly due to costs associated with legal, accounting, and audit expenses related to the Company’s periodic and annual filings.

Other expense for the nine months ended June 30, 2021 increased $2.1 million, or 15.4 percent, when compared to the nine months ended June 30, 2020. The increase was primarily due to increases of $921,000 in professional fees associated with legal, accounting, and audit expenses related to the Company’s periodic and annual filings and a $767,000 increase in net OREO expense.

Income Taxes

The Company recorded $489,000 in income tax expense during the quarter ended June 30, 2021 compared to $447,000 in income tax expense during the quarter ended June 30, 2020. The effective tax rate for the Company for the quarters ended June 30, 2021 and 2020 were 23.4 percent and 23.5 percent, respectively.

For the nine months ended June 30, 2021, income tax expense increased by $897,000 or 89.1 percent, to $1.9 million from $1.0 million for the nine months ended June 30, 2020. The effective tax rate for the Company for the nine months ended June 30, 2021 and 2020 were 23.8 percent and 19.5 percent, respectively. Tax expense for the nine months ended June 30, 2020 was impacted due to discrete tax items in the first fiscal quarter of 2020.

Statement of Condition Highlights at June 30, 2021

•	Total assets totaled $1.186 billion at June 30, 2021, a decrease of $22.5 million, or 1.9 percent, compared to September 30, 2020.
•	Deposits totaled $907.7 million at June 30, 2021, an increase of $16.8 million, or 1.9 percent, compared to September 30, 2020.
•

Non-performing assets (“NPAs”) were 2.42 percent and 1.87 percent of total assets at June 30, 2021 and September 30, 2020, respectively. Excluding one OREO property ($5.0 million at June 30, 2021 and $5.8 million at September 30, 2020), NPAs were 2.00 percent and 1.39 percent of total assets at June 30, 2021 and September 30, 2020, respectively. The allowance for loan losses as a percentage of total non-performing loans was 48.8 percent at June 30, 2021, compared to 74.1 percent at September 30, 2020.

•

Non-accrual loans increased $1.3 million from $22.3 million at March 31, 2021 to $23.5 million at June 30, 2021. The increase was primarily due to additions to non-accrual status of one commercial and industrial loan totaling $2.6 million (net of a partial charge of $379,000) and one consumer second mortgage loan totaling $56,000. These additions were partially offset by a payoff of a non-accrual real estate loan totaling $531,000, combined with partial charge-offs totaling $645,000 of two commercial real estate non-accrual loans.

•	The Company’s ratio of shareholders’ equity to total assets was 12.50 percent at June 30, 2021, compared to 11.64 percent at September 30, 2020.
•	Book value per common share amounted to $19.44 at June 30, 2021, compared to $18.47 at September 30, 2020.

Linked Quarter Statement of Condition Data

(in thousands, unaudited)

At quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Cash and due from depository institutions	$90,441	$99,358	$83,764	$16,386	$30,653
Interest-bearing deposits in depository institutions	14,513	9,556	25,458	45,053	28,291
Investment securities, available for sale, at fair value	34,502	28,899	35,224	31,541	33,245
Investment securities held to maturity	31,795	25,834	14,161	14,970	15,921
Restricted stock, at cost	7,896	8,891	9,327	9,622	9,766
Loans receivable, net of allowance for loan losses	940,735	974,596	990,346	1,026,894	1,032,318
Other real estate owned	4,961	5,796	5,796	5,796	5,796
Accrued interest receivable	3,370	3,598	4,051	3,677	5,680
Operating lease right-of-use-assets	2,168	2,322	2,479	2,638	2,799
Property and equipment, net	5,902	6,040	6,154	6,274	6,355
Deferred income taxes, net	3,389	3,535	3,601	3,680	3,103
Bank-owned life insurance	25,889	25,725	25,564	25,400	20,270
Other assets	20,183	12,269	14,999	16,344	13,873
Total assets	$1,185,744	$1,206,419	$1,220,924	$1,208,275	$1,208,070
Deposits	$907,704	$912,213	$900,465	$890,906	$884,444
FHLB advances	90,000	110,000	130,000	130,000	130,000
Secured borrowings	—	—	—	4,225	4,225
Other borrowings	—	—	5,000	—	—
Subordinated debt	24,895	24,855	24,816	24,776	24,737
Operating lease liabilities	2,204	2,357	2,512	2,671	2,824
Other liabilities	12,749	11,143	14,865	15,104	18,309
Shareholders’ equity	148,192	145,851	143,266	140,593	143,531
Total liabilities and shareholders’ equity	$1,185,744	$1,206,419	$1,220,924	$1,208,275	$1,208,070

The following table sets forth the Company’s consolidated average statement of condition for the quarters presented.

Condensed Consolidated Average Statement of Condition

(in thousands, unaudited)

For the quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Investment securities	$71,811	$58,559	$59,135	$57,906	$53,477
Interest-bearing cash accounts	16,914	21,506	21,690	27,996	76,828
Loans	967,615	990,913	1,032,483	1,045,595	1,033,246
Allowance for loan losses	(12,603)	(13,037)	(12,462)	(11,071)	(10,618)
All other assets	164,288	165,942	123,919	98,155	75,041
Total assets	$1,208,025	$1,223,883	$1,224,765	$1,218,581	$1,227,974
Non-interest-bearing deposits	$52,799	$50,327	$48,152	$49,139	$46,450
Interest-bearing deposits	868,099	866,153	854,649	842,727	852,330
FHLB advances	99,505	116,889	130,000	130,000	136,121
Other short-term borrowings	—	3,111	5,918	4,250	4,526
Subordinated debt	24,877	24,835	24,794	24,760	24,719
Other liabilities	15,399	17,751	18,689	20,853	20,509
Shareholders’ equity	147,346	144,817	142,563	146,852	143,319
Total liabilities and shareholders’ equity	$1,208,025	$1,223,883	$1,224,765	$1,218,581	$1,227,974

Deposits

The following table reflects the composition of the Company’s deposits as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Demand:
Non-interest-bearing	$53,365	$54,210	$49,264	$50,422	$47,443
Interest-bearing	329,372	313,865	303,535	303,682	277,238
Savings	51,011	49,601	46,531	45,072	43,702
Money market	359,040	338,100	303,796	277,711	281,419
Time	114,916	156,437	197,339	214,019	234,642
Total deposits	$907,704	$912,213	$900,465	$890,906	$884,444

Loans

Total net loans amounted to $940.7 million at June 30, 2021 compared to $1.027 billion at September 30, 2020, for a net decrease of $86.2 million or 8.39 percent for the period.  The allowance for loan losses amounted to $11.6 million, or 1.22 percent of total loans, at June 30, 2021 and $12.4 million, or 1.22 percent of total loans excluding PPP loans, at September 30, 2020.  Average loan balances for the quarter ended June 30, 2021 totaled $967.6 million as compared to $1.046 billion for the quarter ended September 30, 2020, representing a 7.46 percent decrease.

At the end of the quarter ended June 30, 2021, the gross loan portfolio remained weighted toward two primary components: commercial and the core residential portfolio, with commercial loans accounting for 69.8 percent and single-family residential real estate loans accounting for 21.2 percent.  Construction and development loans amounted to 6.7 percent and consumer loans represented 2.3 percent of the gross loan portfolio at such date.  The decrease in the gross loan portfolio at June 30, 2021 compared to September 30, 2020 primarily reflected decreases of $13.8 million in commercial loans net of the sale of $19.7 million of PPP loans, $40.4 million in residential mortgage loans, $8.5 million in consumer loans, and $5.1 million in construction and development loans.

At June 30, 2021, the Company had eight COVID-19-related modified loans totaling approximately $61.3 million or 6.44 percent of loans, compared to 12 COVID-19-related modified loans totaling approximately $62.4 million or 6.33 percent of total loans at March 31, 2021.

The following table reflects the Company’s loan portfolio composition as of the dates indicated.

(in thousands, unaudited)
At quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Residential Mortgage	$201,737	$218,165	$232,481	$242,090	$246,215
Construction and Development:
Residential and commercial	61,484	76,257	73,000	65,703	56,999
Land	2,253	3,596	3,648	3,110	3,535
Total construction and development	63,737	79,853	76,648	68,813	60,534
Commercial:
Commercial real estate	478,032	482,611	478,808	495,398	506,180
Farmland	10,335	7,344	7,378	7,517	7,531
Multi-family	66,725	67,122	67,457	67,767	66,416
Commercial and industrial	97,955	94,706	101,852	116,584	115,899
Other	10,896	9,927	10,010	10,142	8,397
Total commercial	663,943	661,710	665,505	697,408	704,423
Consumer:
Home equity lines of credit	12,822	15,936	16,389	17,128	18,097
Second mortgages	7,039	8,114	9,097	10,711	11,704
Other	2,372	2,650	2,388	2,851	2,074
Total consumer	22,233	26,700	27,874	30,690	31,875
Total loans	951,650	986,428	1,002,508	1,039,001	1,043,047
Deferred loan costs, net	685	769	873	326	338
Allowance for loan losses	(11,600)	(12,601)	(13,035)	(12,433)	(11,067)
Loans Receivable, net	$940,735	$974,596	$990,346	$1,026,894	$1,032,318

At June 30, 2021, the Company had $128.5 million in overall undisbursed loan commitments, which consisted primarily of available usage from active construction facilities, unused commercial lines of credit, and home equity lines of credit.

Asset Quality

Non-accrual loans totaled $23.5 million at June 30, 2021 and $16.7 million at September 30, 2020. The increase in non-accrual loans was primarily due to one $12.3 million commercial real estate loan classified as substandard and non-accruing as of June 30, 2021. This increase in non-accrual loans was partially offset by a $6.5 million commercial real estate, troubled debt restructure (“TDR”) loan that was returned to accrual status.

The total portfolio of non-accrual loans at June 30, 2021 was comprised of two commercial real estate loans with an aggregate outstanding balance of approximately $19.6 million, one commercial and industrial loan with an aggregate outstanding balance of approximately $2.6 million, eleven residential mortgage loans with an aggregate outstanding balance of approximately $1.1 million, and ten consumer loans with an aggregate outstanding balance of approximately $337,000.

At June 30, 2021, NPAs totaled $28.7 million, or 2.42 percent of total assets, as compared with $22.6 million, or 1.87 percent of total assets, at September 30, 2020. The increase in NPAs is due to the increase in non-accrual loans as described above.

OREO, which is comprised of one commercial real estate property, totaled $5.0 million at June 30, 2021 and $5.8 million at September 30, 2020.  Excluding the OREO, NPAs totaled $23.8 million, or 2.00 percent of total assets at June 30, 2021, and $16.8 million, or 1.39 percent of total assets at September 30, 2020.

Performing TDR loans were $23.4 million at June 30, 2021 and $13.4 million at September 30, 2020. As noted above, one commercial real estate loan in the amount of $6.5 million was returned to accruing status and as such is now classified as a performing TDR as of the second fiscal quarter of 2021.

Non-Performing Asset and Other Asset Quality Data:

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Non-accrual loans(1)	$23,547	$22,281	$16,240	$16,730	$8,871
Loans 90 days or more past due and still accruing	212	765	775	58	265
Total non-performing loans	23,759	23,046	17,015	16,788	9,136
OREO	4,961	5,796	5,796	5,796	5,796
Total NPAs	$28,720	$28,842	$22,811	$22,584	$14,932
Performing TDR loans	$23,352	$22,697	$16,229	$13,418	$13,640

NPAs / total assets	2.42%	2.39%	1.87%	1.87%	1.24%
Non-performing loans / total loans	2.50%	2.34%	1.70%	1.62%	0.88%
Net charge-offs (recoveries)	$1,001	$434	$(52)	$6,034	$(76)
Net charge-offs (recoveries) / average loans(2)	0.41%	0.18%	(0.02%)	2.31%	(0.03%)
Allowance for loan losses / total loans	1.22%	1.28%	1.30%	1.22%	1.08%
Allowance for loan losses / non-performing loans	48.8%	54.7%	76.6%	74.1%	121.1%

Total assets	$1,185,744	$1,206,419	$1,220,924	$1,208,275	$1,208,070
Total gross loans	951,650	986,428	1,002,508	1,039,001	1,043,047
Average loans	967,615	990,913	1,032,483	1,045,595	1,033,246
Allowance for loan losses	11,600	12,601	13,035	12,433	11,067

(1)	Fourteen loans totaling approximately $13.2 million, or 56.0 percent of the total non-accrual loan balance, were making payments as of June 30, 2021.
(2)	Annualized.

The allowance for loan losses at June 30, 2021 amounted to approximately $11.6 million, or 1.22 percent of total loans compared to $12.4 million, or 1.22 percent of total loans excluding PPP loans, at September 30, 2020.  The Company did not record a provision for loan losses during the fiscal quarter ended June 30, 2021.

During the three months ended June 30, 2021, the Company recorded net charge-offs of $1.0 million, consisting of the partial charge-off of two individual commercial real estate loans totaling  $645,000 and a partial charge-off of one commercial and industrial loan totaling $379,000. This activity was partially offset by recoveries of $23,000. The partial charge-offs were the result of the ongoing monitoring and evaluation of classified loan values and is reflective of the change in current market and economic conditions.

Capital

At June 30, 2021, total shareholders’ equity amounted to $148.2 million, or 12.50 percent of total assets, compared to $140.6 million, or 11.64 percent of total assets at September 30, 2020.  The Company’s capital position continues to significantly exceed all regulatory capital guidelines.  At June 30, 2021, the Bank’s common equity Tier 1 capital ratio was 16.61 percent, Tier 1 leverage ratio was 13.53 percent, Tier 1 risk-based capital ratio was 16.61 percent and the total risk-based capital ratio was 17.80 percent.  At September 30, 2020, the Bank’s common equity Tier 1 capital ratio was 15.40 percent, Tier 1 leverage ratio was 12.78 percent, Tier 1 risk-based capital ratio was 15.40 percent and the total risk-based capital ratio was 16.64 percent.

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, an institution that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect, and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, and through its nine other banking locations in Chester and Delaware counties, Pennsylvania, Morristown, New Jersey, its New Jersey regional headquarters and Palm Beach Florida. The Bank also maintains representative offices in Wellington, Florida, and Allentown, Pennsylvania.  The Bank’s primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and a strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized investment advisory services to individuals, families, businesses and non-profits. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services.

The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company, including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, and shareholder value creation.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: the effects of, and changes in, trade, monetary and fiscal policies and laws, including recent changes in interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of competition and the acceptance of the Company’s products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations; technological changes; any oversupply of inventory and deterioration in values of real estate in the markets in which the Company operates, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; the effects of the Company’s lack of a widely-diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risk involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2020 Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus and its variants can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are subject to any of the following risks, any of which could continue to have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to continue to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may continue to decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0 percent, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our NIM and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, unless required by law.

MALVERN BANCORP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2021	September 30, 2020
(in thousands, except for share and per share data)	(unaudited)
ASSETS
Cash and due from depository institutions	$90,441	$16,386
Interest-bearing deposits in depository institutions	14,513	45,053
Total cash and cash equivalents	104,954	61,439
Investment securities available for sale, at fair value (amortized cost of $34,261 and $31,658 at June 30, 2021 and September 30, 2020, respectively)	34,502	31,541
Investment securities held to maturity (fair value of $32,355 and $15,608 at June 30, 2021 and September 30, 2020, respectively)	31,795	14,970
Restricted stock, at cost	7,896	9,622
Loans receivable, net of allowance for loan losses	940,735	1,026,894
Other real estate owned	4,961	5,796
Accrued interest receivable	3,370	3,677
Operating lease right-of-use-assets	2,168	2,638
Property and equipment, net	5,902	6,274
Deferred income taxes, net	3,389	3,680
Bank-owned life insurance	25,889	25,400
Other assets	20,183	16,344
Total assets	$1,185,744	$1,208,275
LIABILITIES
Deposits:
Non-interest bearing	$53,365	$50,422
Interest-bearing	854,339	840,484
Total deposits	907,704	890,906
FHLB advances	90,000	130,000
Secured borrowings	—	4,225
Subordinated debt	24,895	24,776
Advances from borrowers for taxes and insurance	2,502	1,741
Accrued interest payable	946	728
Operating lease liabilities	2,204	2,671
Other liabilities	9,301	12,635
Total liabilities	1,037,552	1,067,682
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 7,816,832 and 7,622,316 issued and outstanding, respectively, at June 30, 2021, and 7,804,469 and 7,609,953 shares issued and outstanding, respectively, at September 30, 2020	76	76
Additional paid in capital	85,424	85,127
Retained earnings	66,486	60,388
Unearned Employee Stock Ownership Plan (ESOP) shares	(937)	(1,047)
Accumulated other comprehensive income (loss)	6	(1,088)
Treasury stock, at cost: 194,516 shares at June 30, 2021 and September 30, 2020	(2,863)	(2,863)
Total shareholders’ equity	148,192	140,593
Total liabilities and shareholders’ equity	$1,185,744	$1,208,275

MALVERN BANCORP, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share data)	2021	2020	2021	2020
(unaudited)
Interest and Dividend Income
Loans, including fees	$8,895	$10,068	$28,040	$31,626
Investment securities, taxable	378	253	1,046	699
Investment securities, tax-exempt	30	27	77	100
Dividends, restricted stock	110	124	370	494
Interest-bearing cash accounts	6	26	21	1,048
Total Interest and Dividend Income	9,419	10,498	29,554	33,967
Interest Expense
Deposits	1,446	2,876	5,508	10,236
Short-term borrowings	—	—	48	—
Long-term borrowings	461	608	1,614	2,270
Subordinated debt	383	383	1,149	1,149
Total Interest Expense	2,290	3,867	8,319	13,655
Net interest income	7,129	6,631	21,235	20,312
Provision for Loan Losses	—	435	550	3,210
Net Interest Income after Provision for Loan Losses	7,129	6,196	20,685	17,102
Other Income
Service charges and other fees	344	195	1,010	1,058
Rental income-other	55	54	163	163
Net gains on sale of investments	165	1	779	181
Net gains on sale of loans	65	11	743	14
Earnings on bank-owned life insurance	164	128	489	380
Total Other Income	793	389	3,184	1,796
Other Expense
Salaries and employee benefits	2,259	2,279	6,806	6,675
Occupancy expense	546	576	1,656	1,749
Federal deposit insurance premium	77	79	236	79
Advertising	12	33	76	87
Data processing	301	275	935	825
Professional fees	841	524	2,388	1,467
Net other real estate owned expense	835	29	866	99
Pennsylvania shares tax	170	169	509	509
Other operating expenses	791	720	2,395	2,254
Total Other Expense	5,832	4,684	15,867	13,744
Income before income tax expense	2,090	1,901	8,002	5,154
Income tax expense	489	447	1,904	1,007
Net Income	$1,601	$1,454	$6,098	$4,147
Earnings per common share
Basic	$0.21	$0.19	$0.81	$0.54
Diluted	$0.21	$0.19	$0.81	$0.54
Weighted Average Common Shares Outstanding
Basic	7,545,371	7,538,375	7,533,516	7,622,820
Diluted	7,546,200	7,538,375	7,534,068	7,622,820

MALVERN BANCORP, INC., AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended	Three Months Ended	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2021	3/31/2021	6/30/2020
(unaudited)
Statements of Operations Data
Interest income	$9,419	$9,539	$10,498
Interest expense	2,290	2,737	3,867
Net interest income	7,129	6,802	6,631
Provision for loan losses	-	-	435
Net interest income after provision for loan losses	7,129	6,802	6,196
Other income	793	1,167	389
Other expense	5,832	5,063	4,684
Income before income tax expense	2,090	2,906	1,901
Income tax expense	489	682	447
Net income	$1,601	$2,224	$1,454
Earnings (per Common Share)
Basic	$0.21	$0.30	$0.19
Diluted	$0.21	$0.30	$0.19
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$34,502	$28,899	$33,245
Investment securities held to maturity (fair value of $32,355, $26,367, and $16,507, respectively)	31,795	25,834	15,921
Loans, net of allowance for loan losses	940,735	974,596	1,032,618
Total assets	1,185,744	1,206,419	1,208,070
Deposits	907,704	912,213	884,444
FHLB advances	90,000	110,000	130,000
Subordinated debt	24,895	24,855	24,737
Shareholders' equity	148,192	145,851	143,531
Common Shares Dividend Data
Cash dividends	$-	$-	$-
Weighted Average Common Shares Outstanding
Basic	7,545,371	7,529,408	7,538,375
Diluted	7,546,200	7,530,151	7,538,375
Operating Ratios
Return on average assets	0.53%	0.73%	0.47%
Return on average equity	4.35%	6.14%	4.06%
Average equity / average assets	12.20%	11.83%	11.67%
Book value per common share (period-end)	$19.44	$19.17	$18.86
Non-Financial Information (Period-End)
Common shareholders of record	380	381	387
Full-time equivalent staff	80	81	88